UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 5, 2008

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	000-27978	94-3128324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Willow Road Pleasanton, California	94588
(Address of principal executive offices)	(Zip Code)

(925) 924-6000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of New Director

On May 6, 2008, the Board of Directors (the “Board”) of Polycom, Inc. (the “Company) appointed Kevin J. Kennedy to serve on the Board, with his term as a director to commence immediately. Mr. Kennedy was also appointed to the Compensation Committee of the Board, effective immediately.

Mr. Kennedy is not a party to any arrangement or understanding pursuant to which he was selected as a director, nor is Mr. Kennedy a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Kennedy will participate in the Company’s non-employee director compensation arrangements. Under the terms of those arrangements, Mr. Kennedy will receive, among other things, annual cash compensation of $45,000 as a member of the Board and annual cash compensation of $15,000 as a member of the Compensation Committee. Pursuant to the terms of the Polycom, Inc. 2004 Equity Incentive Plan, Mr. Kennedy will receive an initial grant of 10,000 shares of restricted Company common stock upon his election to the Board at the Company’s Annual Meeting of Stockholders to be held on May 27, 2008. Mr. Kennedy has executed the Company’s standard form of Indemnification Agreement.

A copy of the press release issued by the Company announcing Mr. Kennedy’s appointment to the Board is furnished herewith as Exhibit 99.1.

(e) Amended Forms of Change of Control Severance Agreements and Amended CEO Severance Agreement

On May 5, 2008, pursuant to the authority under its charter, the Compensation Committee (the “Committee”) of the Board approved certain amendments to the change of control severance agreements (the “COC Agreements”) that were previously approved by the Board and that have been entered into with certain executive officers of the Company (including the Company’s Named Executive Officers). Based upon a periodic review of the COC Agreements, the Committee approved an amendment to the definition of “good reason” contained in the COC Agreements, providing that a reduction by the Company in the target annual bonus opportunity of the executive would constitute “good reason” termination pursuant to the terms of the COC Agreements.

On May 6, 2008, the Board approved amendments to the definition of “good reason” contained in each of the Change of Control Severance Agreement and Severance Agreement for Robert C. Hagerty, the Company’s Chief Executive Officer, similarly providing that a reduction by the Company in the target annual bonus opportunity of Mr. Hagerty would constitute “good reason” termination pursuant to the terms of the applicable agreement.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 6, 2008, the Board acted to amend Section 3.2 of the Bylaws, effective as of such date, to increase the size of the Board from nine to ten members in connection with the appointment of Kevin J. Kennedy to the Board. The Board further acted to approve a subsequent amendment to Section 3.2 of the Bylaws, to be effective immediately following the Company’s Annual Meeting of Stockholders, to reduce the authorized number of directors back to nine, as Durk I. Jager is not standing for re-election.

Copies of the Amended and Restated Bylaws of the Company, as described above, are filed herewith as exhibits.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

3.1	Amended and Restated Bylaws of the Company, as amended through May 6, 2008.

3.2	Amended and Restated Bylaws of the Company, to be effective May 27, 2008.

99.1	Press Release, dated May 8, 2008, entitled “Polycom Appoints Kevin Kennedy to Board of Directors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/s/ Sayed M. Darwish
Sayed M. Darwish
Senior Vice President, Chief Administrative Officer, General Counsel and Secretary

Date: May 9, 2008

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of the Company, as amended through May 6, 2008.

3.2	Amended and Restated Bylaws of the Company, to be effective May 27, 2008.

99.1	Press Release, dated May 8, 2008, entitled “Polycom Appoints Kevin Kennedy to Board of Directors.”